{Symetra Financial Logo]		First Symetra National Life Insurance
					Company of New York
					[P.O. Box 3882]
					[Seattle, WA  98124-3882]

          Guaranteed Minimum Death Benefit Age Extension Rider


This rider is a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the terms of this rider will control. Once this rider has been selected, it cannot be revoked.

When the Contract switches from the Accumulation Phase to the Income Phase, this rider will terminate and the charge will no longer be assessed.

Under "DEATH BENEFIT PROVISIONS - DEATH OF Owner Prior to the Annuity Date", "Calculation of Death Benefit" is amended to read as follows:

Calculation of Death Benefit	If the Owner or older joint Owner is under age
				95 at time of death, the death benefit on the calculation date is the sum of:

					(1)	the contract value; plus
					(2)	any excess of the guaranteed
						minimum death benefit over the
						contract value.

				If the owner is age 95 or older at the time of death, the death benefit is the contract value.

Under "CHARGES - INSURANCE CHARGES", "Guaranteed Minimum Death Benefit Age Extension Rider Charge" is added to the Contract:

Guaranteed Minimum 		The guaranteed minimum death benefit age extension
Death Benefit Age		rider charge is equal on an annual basis to 0.10%
Extension -- Rider		of the average daily net assets of each Portfolio.
Charge

All other terms and conditions of the Contract remain unchanged.

					First Symetra National Life
					Insurance Company of New York
					[/s/George Pagos]
					[George Pagos]
					[Secretary]